Exhibit A

SECURITIES EXCHANGE AGREEMENT

Effective as of August 24, 2022

This Securities Exchange Agreement (this “Agreement”) is being entered into by John K. Scott, Jr. (the “Holder”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Holder’s subscription to purchase up to 2,400 Units (the “Purchased Units”) pursuant to and subject to the terms set forth in that certain Registration Statement on Form S-1, Registration No. 333-262691, as amended (the “Registration Statement”) and a Prospectus Supplement No. 1 dated August 18, 2022 (the “Prospectus Supplement”). Capitalized terms used but not defined herein have the definitions given to them in the Registration Statement.

RECITALS

WHEREAS, the Company is distributing to holders of its common stock, Underwriter Warrants, Series D preferred stock, and Series F preferred stock subscription rights to purchase up to 35,000 Units, each Unit consisting of one share of the Company’s Series I convertible preferred stock and a warrant to purchase 2,222 shares of the Company’s common stock at an exercise price of $0.50 per share, as described in the Registration Statement and the Prospectus Supplement (the “Offering”);

WHEREAS, certain holders of subscription rights have the option to pay the subscription price of the Units by cancelling or exchanging their shares of Series D preferred stock, Series F preferred stock, Series G preferred stock and/or the Term Note;

WHEREAS, the Holder owns 1,740 shares of the Company’s Series F Redeemable Convertible Preferred Stock (the “Series F Shares”) and is a party to that certain Registration Rights Agreement dated as of April 10, 2022 (the “Registration Rights Agreement”) governing the Holder’s registration rights with respect to shares of the Company’s common stock issuable upon conversion of the Series F Shares;

WHEREAS, the parties agree that, for purposes of the Offering, the Series F Shares have an agreed-upon total value of $2,400,000.00; and

WHEREAS, the Holder desires to pay the total subscription price for the Purchased Units by surrendering and delivering to the Company all of the Series F Shares owned by Holder, and the Company desires to accept such surrender and delivery of the Series F Shares in exchange for and payment in full for the purchase of such Purchased Units.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.            The Holder hereby subscribes to purchase the Purchased Units pursuant to the terms of the Offering and agrees to pay the total subscription price for the Purchased Units by surrendering and delivering to the Company all of the Series F Shares owned by Holder. The surrender and delivery of the Series F Shares, subject to and as described herein, are hereby accepted by the Company and deemed sufficient and adequate payment in full for the purchase of the Purchased Units pursuant to the terms of the Offering.

2.            At Closing, the Holder shall surrender and deliver to the Company all the Series F Shares, free and clear of any liens, which shares will be deemed cancelled and the Holder will have no further rights in them, and the Registration Rights Agreement shall automatically terminate and be of no further force and effect upon delivery of the Purchased Units.

3.            At Closing, the Company shall issue to the Holder the Purchased Units in connection with and subject to the terms of the Offering. Upon the surrender and delivery of the Series F Shares, with appropriate medallion guaranteed stock powers, the subscription price for the Purchased Units will be deemed paid in full, and such Purchased Units shall be deemed validly issued and nonassessable.

4.            By signing this Agreement and upon closing of the Offering, the Holder, on behalf of itself and each of its directors, officers, agents, employees, and representatives, successors, assigns, and affiliates (“Holder Releasing Parties”), hereby affirmatively waives and releases any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that any Holder Releasing Party may now or hereafter have against the Company and each of its directors, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates, whether at law or in equity, arising out of or relating to the purchase, ownership and valuation of the Series F Shares surrendered and exchanged in the Offering.

5.            Each of the parties hereto shall execute and deliver such additional documents and take such other actions and do such other things as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

6.            This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The parties agree that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) will be commenced in the federal or state courts located in Ohio, and each party submits to the jurisdiction of the Ohio courts for the adjudication of any dispute arising under or related to this Agreement.

7.            This Agreement may be executed in counterparts, each of which is an original, and all of which together constitute the agreement between the parties. Electronically transmitted and digital signatures shall be valid and binding to the same extent as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

NAVIDEA BIOPHARMACEUTICALS, INC.		JOHN K. SCOTT JR.

By:	/s/ Michael Rosol	/s/ John K. Scott, Jr.
Name: Michael Rosol Ph.D
Title: Chief Medical Officer (principal executive officer)